MOTORCAR PARTS OF AMERICA, INC.
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144887
PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated October 22, 2007)
     This is a prospectus supplement to our prospectus dated October 22, 2007 relating to the resale from time to time by selling stockholders of up to 4,188,192 shares of our Common Stock. On June 9, 2008, we filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the appointment of Duane Miller to our Board of Directors. The Form 8-K is attached to and made a part of this prospectus supplement.
     This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.
     The securities offered by the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 2 of the prospectus in determining whether to purchase the Common Stock.
The date of this prospectus supplement is June 11, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2008
Motorcar Parts of America, Inc.

(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 972-4005
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 5, 2008, the Board of Directors (the “Board”) of Motorcar Parts of America, Inc. (the “Registrant”) appointed Duane Miller as a director of the Registrant, expanding the Board to seven directors.
Mr. Miller, 60, retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (original equipment), ACDelco (aftermarket) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket.
At this time, the Board has not named Mr. Miller to any committees of the Board, and currently does not expect to name Mr. Miller to any committees of the Board.
Pursuant to the terms of the Registrant’s 2004 Non-Employee Director Stock Option Plan, Mr. Miller was granted an option to purchase 25,000 shares of the Registrant’s common stock at an exercise price of $7.27 upon his appointment to the Board on June 5, 2008. One-third of the option is immediately exercisable, one-third of the option becomes exercisable on June 5, 2009 and one-third of the option becomes exercisable on June 5, 2010, assuming that Mr. Miller remains a member of the Board on such anniversary dates. Mr. Miller will also receive fees consistent with those fees received by the existing non-employee directors for his service as a director of the Registrant.
A copy of the Registrant’s press release announcing Mr. Miller’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 9, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2008	MOTORCAR PARTS OF AMERICA, INC.
/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 9, 2008

Exhibit 99.1

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA NAMES VETERAN
AUTOMOTIVE EXECUTIVE TO BOARD
     LOS ANGELES, CA — June 9, 2008 — Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced the appointment of Duane F. Miller to its board of directors, expanding the board to seven members.
     Duane Miller, 60, retired in April 2008 after a 37-year career with General Motors Corporation. He most recently served as executive director for General Motor’s Service and Parts Operation, responsible for all field activities, GM Parts (original equipment), AC Delco (aftermarket), GM Accessories business channels and the Global Independent Aftermarket business. His career with General Motors included numerous assignments and increasing responsibilities, commencing as a merchandising representative for the former AC Spark Plug division.
     “Duane Miller’s extensive automotive industry experience, particularly within the area of hard parts distribution, greatly complements the company’s focus on customer service, growth and quality. We look forward to Duane’s contributions and counsel as the company further strengthens its position within the alternator and starter replacement parts market,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     Miller served on the board of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He currently serves on the boards of McLaren Hospital in Genesee County, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. His experience also includes serving on the boards of the Urban League of Flint, Michigan, and the Boys and Girls Club of Flint, Michigan.
     He earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive Development Program at the University of California Berkeley Hass School Of Business.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail

Motorcar Parts of America, Inc.
2-2-2

outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including expected benefits from the company’s new board member. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2007 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
#          #          #